For Immediate Release
BofI Federal Bank Agrees to Provide Banking Products to H&R Block Clients
BofI to Assume H&R Block Bank Deposits and Offer H&R Block-branded Financial Products

SAN DIEGO, CA - (MARKETWIRE) - April 10, 2014 - BofI Federal Bank, the banking subsidiary of BofI Holding, Inc. (NASDAQ: BOFI) announced that it has entered into a definitive purchase and assumption agreement to purchase certain assets and assume all of the deposits of H&R Block Bank. The agreement is subject to regulatory approvals and other customary closing conditions. In addition, the parties have agreed to terms of a program management agreement under which BofI Federal Bank will provide H&R Block-branded financial services products: Emerald Prepaid MasterCard®, Refund Transfers and Emerald Advance® lines of credit through H&R Block’s retail and digital channels.

“We are proud to announce the definitive agreements with H&R Block, the world’s largest consumer tax services provider,” stated Greg Garrabrants, President and Chief Executive Officer. "The program management agreement with H&R Block adds to the growing list of companies and associations offering the Bank’s products to their clients, customers or constituents. We believe our nationwide low-cost branchless Bank is well aligned with H&R Block’s desire to provide their clients with affordable banking products and services. Once approved and consummated, these H&R Block agreements should add to the strength and diversity of our deposit, lending and fee income businesses,” concluded Mr. Garrabrants.
Both BofI Federal Bank and H&R Block Bank are in the process of applying for required regulatory approvals with their respective regulators. Subject to the aforementioned conditions, BofI Federal Bank and H&R Block Bank continues to expect that the closing will occur in time for next tax season.
BofI Holding, Inc. expects the ongoing annual revenue from the H&R Block program management agreement to be approximately $26 to $28 million starting in fiscal 2015. The revenue projection is based upon the estimated volume of financial services products to be sold through the H&R Block programs. Actual transactions volumes and revenue could be significantly different. BofI Federal Bank expects no significant additions to regulatory capital will be required as a result of this transaction.

Additional information regarding the agreements with H&R Block subsidiaries, the transaction process, related contingencies, and the timing of the transaction is included in a Form 8-K filed today with the Securities and Exchange Commission. There can be no assurances regarding when or if the contemplated transactions will close, the ability to obtain all required regulatory and other approvals, or final terms and conditions of the various agreements.

Conference Call

BofI Federal Bank will conduct a conference call to discuss these agreements at 11:00 a.m. Eastern time on April 11, 2014. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

Dial-in Number:	888-437-9445

Conference ID:	9195329

A replay of the call will be available beginning at 2:00 p.m. Eastern time on April 11, 2014, and continuing until May 9, 2014, by dialing (888) 203-1112. The conference ID is 9195329. The webcast will be available for replay at BOFI's Investor Relations website at www.bofiholding.com until May 9, 2014.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (NASDAQ: BOFI) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $3.6 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

Investor Relations
MZ Group, Inc.
Johnny Lai, CFA, Senior Analyst
949-259-4989
jlai@mzgroup.us